Exhibit 99.1

Contact:

William A. Hockett

Exec. Vice President of Corp. Comm.

Myriad Genetics, Inc.

(801) 584-3600

bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Commences Offering of Common Stock

SALT LAKE CITY, October 28, 2005 – Myriad Genetics, Inc. (Nasdaq: MYGN) today announced that it had commenced an underwritten public offering of 7,000,000 shares of its common stock pursuant to an effective shelf registration statement. Myriad also expects to grant the underwriters a 30-day option to purchase up to an additional 1,050,000 shares to cover over-allotments, if any.

JPMorgan Securities Inc. is acting as the sole book-running manager in this offering with Bear, Stearns & Co. Inc. and UBS Securities LLC acting as co-lead managers. Piper Jaffray & Co., First Albany Capital Inc. and JMP Securities LLC are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from JPMorgan’s Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and it is developing and intends to market therapeutic products.

#     #     #